Exhibit 99.2

EXAR CORPORATION
THIRD QUARTER FISCAL YEAR 2017 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in conjunction with our fiscal year 2017 third quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, February 1, 2017 at 4:45 p.m. EST (1:45 p.m. PST). To access the conference call, please dial (918) 534-8424 or (844) 359-0802. The passcode for the live call is 49098807. In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release. Unless otherwise indicated, all non-GAAP financial results presented exclude the financial results of the iML Display business, which the Company has divested, and are presented in the GAAP results as discontinued operations.

Discussion of GAAP Operating Results

Today we reported the following GAAP results for our third quarter fiscal 2017.

	THREE MONTHS ENDED
	JANUARY 1, 2017		OCTOBER 2, 2016		DECEMBER 27, 2015
Net Sales	$27,222	100%	$27,601	100%	$25,310	100%
Cost of Sales	13,766	51%	14,408	52%	14,335	57%
Gross Profit	$13,456	49%	$13,193	48%	$10,975	43%
Operating Expenses	14,073	52%	13,112	48%	14,154	56%
Income (loss) from operations	$(617)	-2%	$81	0%	$(3,179)	-13%

Third quarter net sales decreased $0.4 million, or 1.4% sequentially, as expected, pending key product ramps at multiple Infrastructure customers. Third quarter net sales increased $1.9 million, or 7.6%, from the third quarter a year ago. For additional commentary on net sales, see comments regarding sales by end markets below.

On a GAAP basis, third quarter gross margin of 49.4% increased from the 47.8% reported in the second quarter, largely as a result of the continued realization of cost of goods sold reductions, despite the reduction in advanced product revenue mix, and increased from the 43.4% reported in the same period a year ago, largely as a result of our strategic initiative to lower our cost of goods sold and increased advanced product sales, which generally sell at higher margins.

Third quarter GAAP operating expenses were $14.1 million, compared with $13.1 million reported in the second quarter and $14.2 million reported in the same period a year ago. Third quarter GAAP operating expenses included charges of (i) $3.2 million stock-based compensation expense, (ii) $0.1 million amortization of purchased intangibles, and (iii) $0.4 million accretion of gain from the sale-leaseback of the Fremont facility. Second quarter GAAP operating expenses included (i) $2.1 million in stock-based compensation expense, (ii) $0.4 million mergers and acquisitions costs, and (iii) $0.4 million accretion of gain from the sale-leaseback of the Fremont facility.

Third quarter GAAP net loss from continuing operations was $0.3 million, or a loss of $0.01 per share, compared to net income of $0.1 million, or $0.00 per diluted share, reported in the second quarter, and a net loss of $2.0 million, or a loss of $0.04 per share reported in the same period a year ago.

Third quarter GAAP net income from discontinued operations was $45.7 million, or $0.89 per diluted share, compared to $0.9 million, or $0.02 per diluted share, reported in the second quarter, and a net loss of $5.1 million, or a loss of $0.11 per diluted share reported in the same period a year ago.

Discussion of Business and Non-GAAP Financial Highlights (Continuing Operations Only)

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

We reported the following non-GAAP results for our third quarter fiscal 2017:

●	Net sales of $27.2 million decreased $0.4 million, or 1.4%, from the previous quarter.
●	Gross margin of 53.4% increased from 51.9% reported in the previous quarter.
●	Operating expenses of $11.0 million increased by $0.4 million from the previous quarter’s operating expenses of $10.6 million.
●	Operating income was $3.5 million, down $0.2 million from the fiscal 2017 second quarter and up $2.5 million from the same period a year ago.
●	Net income of $3.4 million decreased $0.4 million from the previous quarter’s net income of $3.8 million and increased $2.5 million from the $0.9 million reported in the same period a year ago.
●	Diluted earnings per share were $0.07, compared to $0.08 reported in the previous quarter, and $0.02 reported in the same period a year ago.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	JANUARY 1, 2017		OCTOBER 2, 2016		DECEMBER 27, 2015
Industrial	$19,141	70%	$19,042	69%	$16,851	66%
Infrastructure	4,034	15%	5,065	18%	4,308	17%
Audio/Video	2,721	10%	1,840	7%	2,764	11%
Automotive	772	3%	961	3%	920	4%
Other	554	2%	693	3%	467	2%
Net Sales	$27,222	100%	$27,601	100%	$25,310	100%

Industrial. Fiscal 2017 third quarter Industrial revenue was $19.1 million, which represented 70% of sales, essentially the same as compared with the $19.0 million reported in the previous quarter.

Infrastructure. Fiscal 2017 third quarter Infrastructure revenue was $4.0 million, which represented 15% of sales, a decrease of 20% compared to the $5.1 million reported in the previous quarter. This decrease was mostly attributable to an anticipated reduction from a large data storage customer.

Audio/Video. Fiscal 2017 third quarter Audio/Video revenue was $2.7 million, which represented 10% of sales, an increase of 48% compared to the $1.8 million reported in the previous quarter. This increase was attributable to higher demand for video processor products from multiple customers.

Automotive. Fiscal 2017 third quarter Automotive revenue was $0.7 million, which represented 3% of sales, a decrease of 20% compared to the $1.0 million reported in the previous quarter. This decrease was attributable to a single part that has been selling well in the China market and for which customer demand for the quarter was greater than could be supplied.

Discussion of Non-GAAP Gross Margins, Operating Expenses and Operating Margins (Continuing Operations Only)

On a non-GAAP basis, our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	JANUARY 1, 2017		OCTOBER 2, 2016		DECEMBER 27, 2015
Net Sales	$27,222	100%	$27,601	100%	$25,310	100%
Cost of Sales	12,699	47%	13,270	48%	13,643	54%
Gross Profit	$14,523	53%	$14,331	52%	$11,667	46%
Operating Expenses	11,040	41%	10,605	38%	10,677	42%
Income (loss) from operations	$3,483	13%	$3,726	13%	$990	4%

Gross Margin

On a non-GAAP basis, third quarter gross margin of 53.4% increased from 51.9% reported in the previous quarter. This equates to a non-GAAP gross profit of $14.5 million for the third quarter, compared with $14.3 million last quarter. The sequential gross margin increase was attributable to continued cost savings flow through from cost reduction initiative.

Operating Expenses

Third quarter non-GAAP operating expenses of $11.0 million increased by $0.4 million from the previous quarter’s operating expenses of $10.6 million, and $0.3 million from the same quarter in the prior year’s expenses of $10.7 million. Third quarter R&D expenses were $4.0 million, a 2.4% decrease compared with the $4.1 million reported in the second quarter and a 12.5% decrease from the $4.6 million reported a year ago. Third quarter SG&A expenses were $7.0 million, a 15.4% increase compared with the $6.1 million reported in the second quarter and a 15.5% increase from the $6.1 million reported a year ago. The sequential SG&A increase was largely the result of bad debt expense recored in the quarter for a distributor whose relationship has been terminated.

Operating Margin

Third quarter non-GAAP operating income and operating margin were $3.5 million and 12.8%, respectively. This compares to $3.7 million and 13.5% in the previous quarter, and $1.0 million and 3.9% from the same quarter a year ago, also respectively.

EBITDA

Third quarter non-GAAP EBITDA and EBITDA margin were $4.2 million or 15.6%, respectively, compared to $4.2 million or 15.2% in the previous second quarter, and $2.3 million or 9.3% from the same quarter a year ago.

Discussion of Non-GAAP Net Income/EPS (Continuing Operations Only)

Net Income

Third quarter non GAAP net income of $3.4 million decreased $0.4 million from the previous quarter’s net income of $3.8 million, and increased $2.5 million on a year-over-year basis.

EPS

Third quarter non-GAAP diluted earnings per share of $0.07 decreased from the $0.08 reported in the previous quarter and increased $0.05 compared with the same quarter a year ago.

Consolidated Balance Sheet and Cash Flow Highlights

Cash and Equivalents and Short Term Marketable Securities

We ended the fiscal 2017 third quarter with $227.6 million in cash and cash equivalents and short term marketable securities, up from $96.4 million reported in the second quarter.

Net Accounts Receivable

Third quarter net accounts receivable decreased to $17.8 million from $18.9 million last quarter. Third quarter DSO decreased to 60 days, compared to 62 days last quarter.

Net Inventory

Third quarter net inventory increased to $24.2 million from $23.2 million in the previous quarter. Third quarter days inventory was 157 days, compared to 143 days last quarter.

Deferred Margin

Third quarter deferred margin decreased to $6.2 million, compared with $6.4 million in the previous quarter.

Cash Flow from Continuing Operations

Third quarter total depreciation and amortization was $1.5 million, of which $0.8 million was included in the non-GAAP results. Cash provided by operations for the third quarter was $5.9 million. This compares to cash used by operations of $0.8 million for the second quarter.

Capital Structure

The number of shares used in the third quarter calculation of non-GAAP results was 52.4 million, compared with 51.2 million used in the previous second quarter.

Sale of Integrated Memory Logic Limited Completed

On November 9, 2016, the Company completed the divestiture of its wholly-owned subsidiary Integrated Memory Logic Limited (iML) to Beijing E-Town Chipone Technology Co., Ltd., a consortium comprised of Beijing-based IC design and solutions manufacturer Chipone Technology Co., Ltd and its financial partner Beijing E-Town International Investment & Development Co., Ltd. The Company recorded a net gain on the transaction of $45.4 million which is presented as part of discontinued operations results. This gain effectively removes the assets and liabilities previously recorded as held for sale.

Discussion of Fiscal 2017 Fourth Quarter Guidance for Continuing Operations

For the fiscal 2017 fourth quarter ending April 2, 2017, the Company expects results to be as follows:

●	Net sales: $27.7 million, plus or minus $0.5 million
●	GAAP gross margin: 50.0% to 52.0% (Non-GAAP 53.0% to 55.0%)
●	GAAP operating expenses: $13.0 million to $14.0 million (Non-GAAP $11.0 million to $11.5 million)
●	GAAP EPS: $0.00 to $0.03 (Non-GAAP $0.07 to $0.09)

Forward-Looking Statements Safe Harbor Disclosure

Except for historical information contained herein, this press release and matters discussed on the conference call contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements that the Company will continue to execute on its strategies, increase design wins, and keeping pressure and focus on continual improvements in our supply chain and the Company’s financial outlook expectations for the fourth quarter ending April 2, 2017. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission (SEC) filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our annual report on Form 10-K filed with the SEC on May 27, 2016 and our Form 10-Q filed with the SEC on August 10, 2016, and available on our Investor webpage and on the SEC website at www.sec.gov.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets, impairment charges, gain upon closing sale-leaseback of our corporate headquarters, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, severance costs associated with the former CEO, the financial results of the iML Display business as well as the gain recognized from the sale of the iML business, accruals for and proceeds received from dispute resolutions and patent litigation, merger and acquisition and related integration costs, certain income tax benefits and credits, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provide further clarity on its profitability.

Unless otherwise indicated, all non-GAAP financial results exclude the financial results of the iML Display business, which the Company has divested, and are presented in the GAAP results as discontinued operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its competitors who employ and disclose similar non-GAAP measures. However, the manner in which we calculate these non-GAAP financial measures may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Exar’s activities. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.